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                                                                  EXHIBIT (h)(2)

                              AMENDED AND RESTATED
                            LEGAL SERVICES AGREEMENT

         THIS AGREEMENT, dated as of September 1, 2002, by and between the parties as set forth in Schedule 1, attached hereto and incorporated by reference (designated collectively hereafter as the "Funds"), and VAN KAMPEN INVESTMENTS INC., a Delaware corporation ("Van Kampen").

                             W I T N E S S E T H :

         WHEREAS, each of the Funds is registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, Van Kampen and its affiliates have the capability of providing certain legal services to the Funds; and

         WHEREAS, each Fund desires to utilize Van Kampen and its affiliates in the provision of such legal services; and

         WHEREAS, Van Kampen and its affiliates intend to provide staff in order to accommodate the provision of all such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants spelled out herein, it is agreed between the parties hereto as follows:

1. Appointment of Van Kampen. Van Kampen and/or personnel of affiliates of Van Kampen under the direction of Van Kampen shall provide each of the Funds the legal services (the "Legal Services") as set forth in Paragraph 2 of this Agreement. Van Kampen accepts such appointments and agrees to furnish the Legal Services in return for the compensation provided in Paragraph 3 of this Agreement.

2. Legal Services to be Provided. Van Kampen and/or personnel of affiliates of Van Kampen will provide to the Funds the following legal services, including without limitation: accurate maintenance of the Funds' corporate minute books and records, preparation and oversight of each Fund's regulatory reports and other information provided to shareholders as well as responding to day-to-day legal issues on behalf of the Funds. Van Kampen shall hire persons and/or supervise personnel of affiliates of Van Kampen (collectively

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         the "Legal Services Group") as needed to provide such Legal Services and in such numbers as may be agreed from time to time.

3. Expenses and Reimbursement. The Legal Services expenses (the "Legal Services Expenses") for which Van Kampen may be reimbursed are salary and salary related benefits, including but not limited to bonuses, group insurance and other regular wages paid to the personnel of the Legal Services Group. Each member of the Legal Services Group will complete as of the last business day of each month, a time allocation sheet indicating the monthly time spent (reflected as a percentage) on matters relating to the Funds, on matters relating to other funds for which Van Kampen or its subsidiaries act as investment adviser and distributor ("Van Kampen Non-Participating Funds") and for other matters. The aggregate of time spent on matters for the Funds and Van Kampen Non-Participating Funds is referred to herein as the "Fund Percentage". Each member's Fund Percentage shall be multiplied by each member's individual Legal Service Expense; the resulting product for each member shall then be aggregated to arrive at the Legal Services Expenses that can be allocated as set forth in Paragraph 4 ("Allocable Legal Services Expenses"). The Legal Services Expenses will be paid by Van Kampen (or the affiliate of Van Kampen employing such Legal Services Group persons) and that portion of such Legal Services Expenses allocated to the Funds as set forth in Paragraph 4 shall be reimbursed by the Funds. Van Kampen will tender to each Fund a monthly invoice within five business days of the last business day of each month which shall certify the total Legal Service Expenses expended and allocated to such Fund. Except as provided herein, Van Kampen will receive no other compensation in connection with Legal Services rendered in accordance with this Agreement, and Van Kampen and its affiliates will be responsible for all other expenses relating to the providing of Legal Services.

4. Payment for Allocable Legal Services Expense Among the Funds. Each month, one half (50%) of the Allocable Legal Services Expenses incurred under the Agreement shall be attributable equally to each respective Fund and Van Kampen Non-Participating Fund. Van Kampen shall assume the costs of Legal Services Expenses for the Van Kampen Non-Participating Funds for which reimbursement is not received. The remaining one half (50%) of the Allocable Legal Services Expenses shall be in allocated
         (a) in the event services are attributable to specific funds (including the Van Kampen Non-Participating Funds) based on such specific time allocations; and (b) in the event services are attributable only to types of funds (i.e. closed-end and open-end funds), the relative amount of time spent on each type of fund and


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         then further allocated between funds of that type on the basis of relative net assets at the end of the period.

5. Maintenance of Records. All records maintained by Van Kampen in connection with the performance of its duties under this Agreement will remain the property of each respective Fund and will be preserved by Van Kampen for the periods prescribed in Section 31 of the 1940 Act and the rules thereunder or such other applicable rules that may be adopted from time to time under the 1940 Act. In the event of termination of the Agreement, such records will be promptly delivered to the respective Funds. Such records may be inspected by the respective Funds at reasonable times.

6. Liability of Van Kampen. Van Kampen shall not be liable to any Fund for any action taken or thing done by it or its agents or contractors on behalf of the Fund in carrying out the terms and provisions of the Agreement if done in good faith and without negligence or misconduct on the part of Van Kampen, its agents or contractors.

7. Indemnification By Funds. Each Fund will indemnify and hold Van Kampen harmless from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by Van Kampen resulting from (a) any claim, demand, action or suit in connection with Van Kampen's acceptance of this Agreement; (b) an action or omission by Van Kampen in the performance of its duties hereunder; (c) Van Kampen's acting upon instructions believed by it to have been executed by a duly authorized officer of the Fund; or (d) Van Kampen's acting upon information provided by the Fund in form and under policies agreed to by Van Kampen and the Fund. Van Kampen shall not be entitled to such indemnification in respect of action or omissions constituting negligence or willful misconduct of Van Kampen or its agents or contractors. Prior to admitting any claim against it which may be subject to this indemnification, Van Kampen shall give the Fund reasonable opportunity to defend against said claim on its own name or in the name of Van Kampen.

8. Indemnification By Van Kampen. Van Kampen will indemnify and hold harmless each Fund from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Fund resulting from any claim, demand, action or suit arising out of Van Kampen's failure to comply with the terms of this Agreement or which arises out of the negligence


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         or willful misconduct of Van Kampen or its agents or contractors;
         provided, that such negligence or misconduct is not attributable to the Funds, their agents or contractors. Prior to admitting any claim against it which may be subject to this indemnification, the Fund shall give Van Kampen reasonable opportunity to defend against said claim in its own name or in the name of such Fund.

9. Further Assurances. Each party agrees to perform such further acts and execute such further documents as necessary to effectuate the purposes hereof.

10. Dual Interests. It is understood that some person or persons may be directors, trustees, officers, or shareholders of both the Funds and Van Kampen (including Van Kampen's affiliates), and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided by a specific provision of applicable law.

11. Execution, Amendment and Termination. The term of this Agreement shall begin as of the date first above written, and unless sooner terminated as herein provided, this Agreement shall remain in effect thereafter from year to year if such continuation is specifically approved at least annually by the Board of Trustees of each Fund, including a majority of the independent Trustees of each Fund. The Agreement may be modified or amended from time to time by mutual agreement between parties, and the Funds shall reimburse Van Kampen for its costs, expenses and disbursements payable under this Agreement to such date. This Agreement may be amended in the future to include as additional parties to the Agreement other investment companies for which Van Kampen, any subsidiary or affiliate serves as investment advisor or distributor.

12. Assignment. Any interest of Van Kampen under this Agreement shall not be assigned or transferred, either voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of the Fund. This Agreement shall automatically and immediately terminate in the event of its assignment without the prior written consent of the Fund.

13. Notice. Any notice under this agreement shall be in writing, addressed and delivered or sent by registered or certified mail, postage prepaid, to the other



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         party at such address as such other party may designate for the receipt of such notices. Until further notice to the other parties, it is agreed that for this purpose the address of each Fund is 1 Parkview Plaza, Oakbrook Terrace, Illinois 60181, Attention: Treasurer and the address of Van Kampen, for this purpose is 1 Parkview Plaza, Oakbrook Terrace, Illinois 60181, Attention: Treasurer.

14. Personal Liability. As provided for in the Declaration of Trust of the various Funds, under which the Funds are organized as unincorporated trusts under the laws of the State of Delaware, Massachusetts or Pennsylvania, as the case may be, the shareholders, trustees, officers, employees and other agents of the Fund shall not personally be bound by or liable for the matters set forth hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

15. Interpretative Provisions. In connection with the operations of this agreement, Van Kampen and the Funds may agree from time to time on such provisions interpretative of or in addition to the provisions of this Agreement as may in their opinion be consistent with the general tenor of this Agreement.

16. State Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois.

17. Captions. The captions in the Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction effect.


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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                      ALL OF THE PARTIES SET FORTH
                                      IN SCHEDULE 1 ATTACHED HERETO

                                      By: /s/ John Sullivan
                                          --------------------------------------
                                              John Sullivan
                                              Vice President and Treasurer

                                      VAN KAMPEN INVESTMENTS INC.

                                      By: /s/ A. Thomas Smith
                                          --------------------------------------
                                              A. Thomas Smith
                                              Managing Director



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                                   SCHEDULE 1
OPEN END FUNDS

VAN KAMPEN SERIES FUND, INC.
Van Kampen American Value Fund
Van Kampen Asian Equity Fund
Van Kampen Emerging Markets Fund
Van Kampen Equity Growth Fund
Van Kampen European Value Equity Fund
Van Kampen Focus Equity Fund
Van Kampen Global Equity Allocation Fund
Van Kampen Global Franchise Fund
Van Kampen Global Value Equity Fund
Van Kampen International Magnum Fund
Van Kampen Latin American Fund
Van Kampen Mid Cap Growth Fund
Van Kampen Value Fund
Van Kampen Worldwide High Income Fund

VAN KAMPEN U.S. GOVERNMENT TRUST
Van Kampen U.S. Government Fund

VAN KAMPEN TAX FREE TRUST
Van Kampen California Insured Tax Free Fund
Van Kampen Insured Tax Free Income Fund
Van Kampen Intermediate Term Municipal Income Fund
Van Kampen Municipal Income Fund
Van Kampen New York Tax Free Income Fund
Van Kampen Strategic Municipal Income Fund

Van Kampen Pennsylvania Tax Free Income Fund

VAN KAMPEN EQUITY TRUST
Van Kampen Aggressive Growth Fund
Van Kampen Growth Fund
Van Kampen Select Growth Fund
Van Kampen Small Cap Growth Fund
Van Kampen Small Cap Value Fund
Van Kampen Utility Fund
Van Kampen Value Opportunities Fund

VAN KAMPEN TRUST
Van Kampen High Yield Fund

VAN KAMPEN EQUITY TRUST II
Van Kampen Technology Fund
Van Kampen Tax Managed Equity Growth Fund
Van Kampen International Advantage Fund

Van Kampen Tax Free Money Fund

VAN KAMPEN LIFE INVESTMENT TRUST
Aggressive Growth Portfolio


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CLOSED END FUNDS

Van Kampen Advantage Municipal Income Trust
Van Kampen Advantage Municipal Income Trust II
Van Kampen Advantage Pennsylvania Municipal Income Trust
Van Kampen California Municipal Trust
Van Kampen California Quality Municipal Trust
Van Kampen California Value Municipal Income Trust
Van Kampen Florida Quality Municipal Trust
Van Kampen High Income Trust
Van Kampen High Income Trust II
Van Kampen Investment Grade Municipal Trust
Van Kampen Massachusetts Value Municipal Income Trust
Van Kampen Municipal Income Trust
Van Kampen Municipal Opportunity Trust
Van Kampen Municipal Opportunity Trust II
Van Kampen Municipal Trust
Van Kampen New York Quality Municipal Trust
Van Kampen New York Value Municipal Income Trust
Van Kampen Ohio Quality Municipal Trust
Van Kampen Ohio Value Municipal Income Trust
Van Kampen Pennsylvania Quality Municipal Trust
Van Kampen Pennsylvania Value Municipal Income Trust
Van Kampen Prime Rate Income Trust
Van Kampen Select Sector Municipal Trust
Van Kampen Senior Floating Rate Fund
Van Kampen Senior Income Trust
Van Kampen Strategic Sector Municipal Trust
Van Kampen Trust for Insured Municipals
Van Kampen Trust for Investment Grade California Municipals Van Kampen Trust for Investment Grade Florida Municipals
Van Kampen Trust for Investment Grade Municipals
Van Kampen Trust for Investment Grade New Jersey Municipals Van Kampen Trust for Investment Grade New York Municipals
Van Kampen Trust for Investment Grade Pennsylvania Municipals Van Kampen Value Municipal Income Trust